EXHIBIT 2

LETTER OF WITHDRAWAL

[See attached]

NOTICE OF WITHDRAWAL

August 10, 2021

Board of Directors
Willis Lease Finance Corporation
4700 Lyons Technology Parkway
Coconut Creek, FL 33073

Re:                             Notice of Withdrawal

Dear Members of the Board:

We refer to the Confidentiality Agreement (the “Confidentiality Agreement”) dated as of March 30, 2021, between CFW Partners, L.P., a Delaware limited partnership, Mr. Charles F. Willis IV and Mr. Austin Chandler Willis (collectively, the “Willis Parties”) and Willis Lease Finance Corporation, a Delaware corporation (the “Company”) relating to a proposed take-private merger of the Company by the Willis Parties (the “Transaction”).  Pursuant to Section 6 of the Confidentiality Agreement, the Willis Parties hereby notify the Company that (i) we are withdrawing our proposal for a Transaction, and (ii) we have mutually agreed with the Special Committee of the Board of Directors of the Company that has been evaluating and negotiating a possible Transaction to immediately terminate and abandon any further discussions regarding a potential Transaction.

Very truly yours,

/s/ Charles F. Willis, IV
Charles F. Willis, IV